Exhibit (a)
NETS TRUST
CERTIFICATE OF TRUST
THIS IS TO CERTIFY THAT:

FIRST:	The undersigned trustee does herby form a business trust pursuant to the laws of the State of Maryland.

SECOND:	The name of the business trust (the “Trust”) is:

NETS Trust

THIRD:	The address of the Trust’s principal office in the State of Maryland is:

c/o The Corporation Trust Incorporated 300 East Lombard Street Baltimore, Maryland 21202

FOURTH:	The name and business address of the Trust’s resident agent are:

The Corporation Trust Incorporated 300 East Lombard Street Baltimore, Maryland 21202

FIFTH:	Pursuant to Section 12-501 of the Maryland Business Trust Act, notice is herby given that the Trust Shall consist of one or more series as provided in the governing instrument of the Trust. Separate and distinct records shall be maintained for any such series so created and the assets associated with any such series shall be held and accounted for separately from the other assets of the Trust, or any other series of the Trust. The debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of that series only, and not against the assets of the Trust generally or any other series, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally or any other series shall be enforceable against the assets of that series.
     The undersigned being the sole trustee of the Trust, acknowledges under the penalties for perjury that, to the best of his knowledge and belief, the facts stated herein are true.
     IN WITNESS WHERE OF, the undersigned trustee hereby executes this Certificate of Trust on this 26th day of October, 2007.

/s/ Peter K. Ewing
Peter K. Ewing, as Trustee